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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 24, 2003, with respect to the consolidated financial statements and schedules of Von Hoffmann Holdings Inc. (Holdings), included in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1, No. 333-90992) and related Prospectus of Holdings and Von Hoffmann Corporation (Company) for the registration of $215,000,000 of Company's 10 1/4% Senior Notes due 2009, $100,000,000 of Company's 10 3/8% Senior Subordinated Notes due 2007, and $48,056,397 of Holdings' 13 1/2% Subordinated Exchange Debentures due 2009.

                                            /s/ Ernst & Young LLP


St. Louis, Missouri
May 16, 2003